Exhibit 10.13

Utz Quality Foods, LLC
2020 Long-Term Incentive Plan

1.             Establishment of Plan. Effective February 27, 2018, Utz Quality Foods, LLC, a Delaware limited liability company (the “Company”) established the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan. Effective as of, and contingent upon the occurrence of the Closing, the Company amended and restated the Plan into this Utz Quality Foods, LLC 2020 Long-Term Incentive Plan (the “Plan”), which shall constitute a sub-plan under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (the “PubCo Plan”).

2.             Purpose of Plan. The purpose of the Plan is to provide the Company with a means of attracting and retaining highly qualified employees and aligning the interests of those employees with the financial success of the Company. Employees of the Company are responsible for operating the day-to-day business of the Company and its subsidiaries. Accordingly, the Plan intends to provide Participants with incentives that are aligned with the owners of the Company.

3.             Definitions.

“Account” means a bookkeeping account established in the name of each Participant and maintained by the Company which is credited with either Phantom Units or Restricted Stock Units awarded to the Participant from time to time, the value of which shall be calculated as of the date of the Distribution Event.

“Adjusted Equity Value” means the sum of the Company Equity Value plus $300 million.

“Beneficiary” means any person or entity, designated in accordance with Section 10(a) entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

“Board” means the Board of Directors of Utz Brands, Inc., a Delaware corporation (“PubCo”), which is the ultimate parent of the Company, as such board is constituted from time to time, or any successor board or other person or persons authorized to oversee the activities of the Company, to establish management-related policies and to make decisions on major company issues.

“Capital Transaction Proceeds” means the net proceeds from a financing or refinancing of the Company (other than net proceeds used to make tax distributions or other distributions consistent with historic practice from or in respect of the Company) or from a sale, disposition or other transfer of assets of the Company outside the ordinary course of the Company’s business.

“Cause” means, if there is an employment agreement between the Participant and the Company and the agreement contains a definition of “Cause” (or similar term, such as “For Cause”), the definition contained therein; otherwise “Cause” shall mean any of the following:

(a)	The Participant’s conviction of a felony under federal law or the law of the state in which such action occurred;

(b)	The Participant’s dishonesty in the course of fulfilling employment duties;

(c)	The Participant’s disclosure of Company trade secrets;

(d)	Willful and deliberate failure of the Participant to perform employment duties in any material respect;

(e)	The Participant’s unauthorized use of a controlled substance; or

(f)	The Participant’s repeated failure to follow Company policies.

“Change in Control” means the occurrence of either of the following:

(a)	one person (or more than one person acting as a group) acquires ownership of equity interests of the Company that, together with the equity interests held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity interests of the Company (or any holding company owning, directly or indirectly, all of the equity interests in the Company); provided, however, that, a Change in Control shall not occur (i) if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the equity interests and acquires additional equity interests; or (ii) if the equity interests are acquired from a person by the person’s family members or trusts or entities established for their benefit; or

(b)	one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets (other than in the ordinary course of business) from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, a Change in Control shall occur only if such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code and the Rice Family Members, any corporation, partnership or other entity of which Rice Family Members are the direct, indirect or beneficial owners of the ownership interests of such entity or any affiliate of any of the foregoing, individually or collectively, fail to own at least a majority of the outstanding ownership interests of the Company (by vote or value). Any acquisition of equity interests of the Company or its parent entities by PubCo shall not constitute a Change in Control under the Plan with respect to Participants who (i) were active employees as of the date of the election described in Section 4(b); and (ii) who elected to convert their Phantom Units into Restricted Stock Units and as a result to treat any acquisition of equity interests of the Company or its parent entities by PubCo as not constituting a Change in Control under the Plan.

“Closing” means the consummation of the transactions contemplated by the Business Combination Agreement, dated as of June 5, 2020, by and among Collier Creek Holdings (which after such closing is referred to as PubCo), Utz Brands Holdings, LLC, Series U of UM Partners, LLC, and Series R of UM Partners, LLC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Committee” means either (i) the Compensation Committee of the Board or (ii) if the Board fails to designate such a committee, the Board.

“Company” means Utz Quality Foods, LLC, a Delaware limited liability company, or any successor thereto (including a corporation into which the Company converts or merges).

“Company Equity Value” means the fair market value of 100% of the equity interests in the Company, determined in accordance with Section 5(b).

“Distribution Event” means the first to occur of a Change in Control with respect to such Participant or December 31, 2021.

“Effective Date” means the date of the Closing.

“Election Form” has the meaning described in Section 4(b).

“Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan.

“Employee” means an employee of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Good Reason” means, if there is an employment agreement between the Participant and the Company and the agreement contains a definition of “Good Reason” (or similar term, such as “For Good Reason”), the definition contained therein; otherwise “Good Reason” shall mean, without the prior written consent of the Participant, any of the following:

(a)	a material diminution in the Participant’s authority, title, duties, responsibilities or reporting line;

(b)	a material reduction in the Participant’s base salary (other than a reduction in connection with an across-the-board reduction in the base salaries of the class of employees to which the Participant belongs) or maximum bonus opportunity (if applicable); or

(c)	a material breach of any material term of any written agreement between the Participant and the Company (or any of its affiliates) by the Company (or applicable affiliate).

Notwithstanding the foregoing, no event shall constitute grounds for a Good Reason termination unless the Participant notifies the Company in writing of the occurrence of such event within ninety (90) days after the Participant first has (or reasonably should have had) knowledge of such occurrence, the Company fails to cure such event to the Participant’s reasonable satisfaction within thirty (30) days after receipt of such notice, and the Participant resigns within thirty (30) days after the end of such cure period.

“Hurdle” means, (i) with respect to a Participant who became an Employee prior to January 1, 2018, $690 million and (ii) with respect to a Participant who becomes an Employee on or after January 1, 2018, the value established by the Committee as the Hurdle as of January 1 of the year in which the Participant becomes an Employee (which generally will be equal to $300 million over the estimated value of 100% of the equity interests in the Company as of January 1 of the applicable year); provided, however, that if the Committee does not establish a new Hurdle for an applicable year prior to the date the Committee awards Phantom Units to a Participant, the Hurdle with respect to the Participant shall be the most recently established prior Hurdle; provided further, however, that the Hurdle automatically shall be increased by the amount of any equity capital contributions made to the Company and shall be reduced by the amount of any Capital Transaction Proceeds distributed from or in respect of the Company (excluding net proceeds from a transaction that constitutes a Change in Control).

“Net Equity Value” means, with respect to a Participant, the amount the Adjusted Equity Value exceeds the applicable Hurdle.

“Participant” means an Eligible Employee who was selected to participate in the Plan and received a Phantom Unit award and any former Eligible Employee who continues to be entitled to a benefit under the Plan. An Eligible Employee became a Participant upon the Eligible Employee’s acknowledgement, execution and delivery to the Company of the Phantom Unit Award Agreement.

“Payment Date” means the date established by the Company on which the applicable Participant is entitled to receive a distribution of the value of the Participant’s vested Account in connection with a Distribution Event, which date shall be no later than 30 days following the date of the Distribution Event.

“Phantom Unit” means an award of an unfunded, unsecured promise by the Company to pay to a Participant the Phantom Unit Value subject to the terms and conditions of the Plan (which Phantom Units do not constitute issued and outstanding equity in the Company for any purposes and do not confer on the Participant any voting rights or the right to receive dividends).

“Phantom Unit Award Agreement” means a written agreement between the Company and a Participant that specifies the number of Phantom Units awarded to the Participant and any additional terms as determined by the Committee.

“Phantom Unit Value” means the value of one Phantom Unit, as determined in accordance with Section 5(c).

“Restricted Stock Unit” means an award of an unfunded, unsecured promise by the Company to pay to a Participant, upon the occurrence of a Distribution Event, one share of Class A common stock of PubCo, subject to the terms and conditions of the Plan. Restricted Stock Units do not constitute issued and outstanding equity in the Company for any purposes and do not confer on the Participant any voting rights or the right to receive dividends.

“Restricted Stock Unit Award Agreement” means a written notice issued by the Company to a Participant that specifies the number of Restricted Stock Units awarded to the Participant as a result of the conversion of Phantom Units held by such Participant.

“Plan” means this Utz Quality Foods, LLC 2020 Long-Term Incentive Plan, a sub-plan under the PubCo Plan, each as amended from time to time.

“Rice Family Member” means Michael W. Rice, any spouse, lineal descendant or spouse of a lineal descendant of Michael W. Rice or any trust created for the benefit of Michael W. Rice or of which any of the foregoing is a beneficiary.

4.             Eligibility and Conversion of Phantom Units into Restricted Stock Units.

(a)            Eligibility for Conversion. Only individuals holding Phantom Units on the date of the Closing can hold Phantom Units or Restricted Stock Units in the Plan. No further awards under the Plan shall be made on or after the date of Closing, other than the conversion of existing Phantom Units into Restricted Stock Units.

(b)           Conversion into Restricted Stock Units. Prior to, and contingent upon the occurrence of Closing, each Participant received a written offer to elect to convert all of his or her Phantom Units into Restricted Stock Units (the “Election Form”). Each Participant who elected to convert his or her Phantom Units into Restricted Stock Units shall receive a Restricted Stock Unit Award Agreement that indicates the number of Restricted Stock Units issued to such Participant under the terms of the offer to elect to convert. The number of Restricted Stock Units offered in connection with the election to convert was determined by the Committee prior to the Closing, in its discretion. Effective upon conversion into Restricted Stock Units, the Phantom Units are automatically cancelled and cease to be outstanding, and the Participant has no further rights with respect to such Phantom Units.

5.             Accounts.

(a)            Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. Each Participant’s Account shall be credited with either Phantom Units or Restricted Stock Units, and the value of the Participant’s Account shall be equal to the number of vested Phantom Units or vested Restricted Stock Units credited to the Account (which Phantom Units or Restricted Stock Units have not been forfeited pursuant to Section 6(c) or pursuant to the terms of the Participant’s Phantom Unit Award Agreement or Restricted Stock Unit Award Agreement) multiplied by the Phantom Unit Value or Restricted Stock Unit value, determined as of the date of the Distribution Event.

(b)           Determination of the Company Equity Value. The Company Equity Value for purposes of Phantom Units shall be determined as of the date of the Distribution Event as follows:

1.              if consideration paid in the Distribution Event includes cash, then the Company Equity Value shall be determined by imputing the value of 100% of the equity interests in the Company based on the nature of the transaction in which the cash is paid (for example, if the purchaser acquires 60% of the equity interests in the Company for $600 million in cash, the Company Equity Value is equal to $1 billion); or

2.              if no portion of the consideration paid in the Distribution Event includes cash and consideration paid in the Distribution Event includes stock listed on a public securities exchange, then the Company Equity Value shall be determined by imputing the value of 100% of the equity interests in the Company based on the nature of the transaction in which the stock is paid and the trading price of such stock as of the date of the Distribution Event;

3.             if no portion of the consideration paid in the Distribution Event includes cash or stock listed on a public securities exchange or the Distribution Event is December 31, 2021, and if the equity interests in the Company are listed on a public securities exchange as of the date of the Distribution Event, then the portion of the Company Equity Value relating to the Company shall be equal to the trading closing price of 100% of the equity interests in the Company as of date of the Distribution Event; provided, however, if a closing price is not quoted on a public securities exchange, then the determination shall be based upon the mid-point between the bid and ask price for the Company’s equity interests as of the close of business on such date; and

4.             if no portion of the consideration paid in the Distribution Event includes cash or stock listed on a public securities exchange or the Distribution Event is December 31, 2021, and if the equity interests in the Company are not listed on a public securities exchange as of the date of the Distribution Event, then the Company Equity Value shall be equal to the fair market value of 100% of the equity interests in the Company, using a valuation method selected by the Committee and consistent with the rules set forth in Section 409A of the Code (including Treasury Regulations Section 1.409-1(b)(5)(iv)(B)), without taking into account any discounts for lack of control or marketability.

(c)           Determination of Phantom Unit Value. As of the date of the Distribution Event, the Phantom Unit Value shall be equal to the Net Equity Value divided by 10,000. Example calculations of Phantom Unit Value are set forth on the attached Exhibit.

6.             Vesting.

(a)            Vesting. The vesting provisions of a Phantom Unit or Restricted Stock Unit award shall be set forth in the Participant’s Phantom Unit Award Agreement or Restricted Stock Unit Award Agreement. Such provisions notwithstanding, if the Distribution Event is a Change in Control and either (i) the Participant is an Employee as of the date of the Distribution Event or (ii) the Participant was an Employee within 180 days prior to the date of the Distribution Event and the Participant’s employment was terminated for any reason before the date of the Distribution Event, excluding termination by the Company for Cause and excluding voluntary termination by the Participant without the Company’s written consent other than for Good Reason, then 100% of the Phantom Units or Restricted Stock Units awarded to the Participant shall vest as of the Distribution Event. In addition, the Committee shall have the discretion to accelerate the vesting of any unvested Phantom Units or Restricted Stock Units awarded to a Participant at any time (including if the Participant’s employment is terminated on or before December 31, 2021).

(b)           Forfeiture of Unvested Phantom Units and Restricted Stock Units. Except as expressly set forth in a Participant’s Phantom Unit Award Agreement or Restricted Stock Unit Award Agreement (or otherwise by the Committee vesting some or all of such Phantom Units or Restricted Stock Units prior to the occurrence of such event in accordance with the final sentence of Section 6(a), the Participant’s unvested Phantom Units or unvested Restricted Stock Units (if any) shall be forfeited on the earliest to occur of: (i) 180 days after the date the Participant’s employment is terminated for any reason; (ii) the date the Participant’s employment is terminated if the Participant’s employment is terminated by the Company for Cause or voluntarily by the Participant without the Company’s written consent other than for Good Reason; or (iii) on December 31, 2021, if such date is the Distribution Event.

(c)            Forfeiture of Vested Phantom Units or Restricted Stock Units. Notwithstanding any other provision contained herein, except for such additional occurrences expressly set forth in a Participant’s Phantom Unit Award Agreement or Restricted Stock Unit Award Agreement, the Participant’s vested Phantom Units or vested Restricted Stock Units (if any) shall be forfeited on the earlier to occur of: (i) the date the Participant’s employment is terminated if the Participant’s employment is terminated by the Company for Cause or voluntarily by the Participant without the Company’s written consent other than for Good Reason or (ii) 3 years after the date the Participant’s employment is terminated if a Distribution Event does not occur by such 3-year anniversary date.

7.             Payment of Participant Accounts.

(a)            Payment of Vested Accounts. The Company shall pay the value of the Participant’s Account on the Payment Date. Any payment of the value of a Participant’s Account represented by Phantom Units shall be made in cash, publicly traded stock that is listed on a securities exchange, or partly in cash and partly in publicly traded stock that is listed on a securities exchange, at the sole discretion of the Company. Any payment of the value of a Participant’s Account represented by Restricted Stock Units shall be made by the issuance of an equal number of shares of Class A common stock of PubCo.

(b)           Payment Delay. Notwithstanding Section 7(a), to the extent permitted by Section 409A of the Code, payments will be delayed if making the payment on the Payment Date specified herein would jeopardize the ability of the Company to continue as a going concern. If a payment is delayed pursuant to this Section 7(b), the payment will be made during the first taxable year in which making the payment would not so jeopardize the Company, together with simple interest computed on the deferred amount at the applicable LIBOR rate of interest (or successor rate of interest if LIBOR is no longer reported) set forth in The Wall Street Journal plus five percent for the period of time from the date of the Distribution Event until the date of actual payment.

(c)           Determining Value of Accounts. The value of a Participant’s Account represented by Phantom Units shall be determined as of the applicable Distribution Event and the Participant shall not be entitled to any increases in Phantom Unit Value thereafter.

8.             Plan Administration.

(a)            Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority to:

1.             Construe and interpret the Plan and apply its provisions;

2.             Promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

3.             Authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

4.             Interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; and

5.             Exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

(b)           Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.

(c)            Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction or arbitrator, if applicable, to be arbitrary and capricious.

(d)          Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties. The Company shall indemnify and hold harmless each member of the Committee against any liabilities, costs, fees and expenses associated with any action or failure to act with respect to the Plan (including reasonable attorneys’ fees) absent a determination of willful malfeasance, gross negligence or reckless disregard of his or her duties. If the Company advances any such indemnification amounts and the indemnified member of the Committee subsequently is determined not to be entitled to such indemnification hereunder, then he or she promptly shall reimburse the Company for such advances (and the advances by the Company shall be conditioned on the member of the Committee agreeing to such a reimbursement obligation).

9.             Amendment and Termination. The Company may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account; and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met. Notwithstanding anything to the contrary set forth herein, upon the occurrence of a Distribution Event, the Plan shall terminate and the only right that a Participant shall have with respect to the Plan (or the Participant’s Phantom Unit Award Agreement or Restricted Stock Unit Award Agreement) shall be the right to receive payment on the Payment Date in accordance with Section 7(a) (subject to Section 7(b) and any other relevant terms set forth in the Participant’s Phantom Unit Award Agreement or Restricted Stock Unit Agreement) until paid in full.

10.           Miscellaneous.

(a)           No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

(b)           Other Benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan or program of the Company.

(c)           Tax Withholding. The Company and its subsidiaries shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld. A Participant may pay all or any part of any applicable tax withholding required on the payment of the value of a Participant’s Account: (i) by certified or official bank check or by wire transfer to an account designated by the Company, (ii) by having the Company “net settle” any payment made in the form of shares by withholding from the shares paid to the Participant such shares with a market value sufficient to satisfy the minimum withholding required with respect thereto as determined by the Committee, (iii) through any broker’s cashless exercise procedure which has been approved by the Committee, or (iv) a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the market value of any such shares so tendered to the Company as of the date of such tender is at least equal to the minimum withholding required.

(d)           Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Delaware, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

(e)            Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A of the Code. The Plan shall constitute an “account balance plan” as defined in Treasury Regulations Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under the Plan shall be aggregated with amounts deferred under other account balance plans.

(f)            Unfunded Benefit. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. To the extent that any person acquires a right to receive payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)           Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant does not designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.

(h)           No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 10.(g)).

(i)             Expenses. The costs of administering the Plan shall be paid by the Company.

(j)            Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

(k)           Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

(l)            Conflict. With respect to Phantom Units and Restricted Stock Units issued under the Plan, in the event of a conflict between the terms of the Plan and the terms of the PubCo Plan, the terms of the Plan shall prevail. Notwithstanding the foregoing, the Phantom Units and Restricted Stock Units issued under the Plan shall be subject to the terms of Section 14.1 of the PubCo Plan.

IN WITNESS WHEREOF, Utz Quality Foods, LLC has adopted this 2020 Utz Quality Foods, LLC Long-Term Incentive Plan as of the Effective Date written above.

UTZ QUALITY FOODS, LLC

By:
Name:
Title:

Utz Quality Foods, LLC
Form of Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into by and between Utz Brands, Inc., a Delaware corporation (the “Company”), and [Insert Name] (the “Participant”).

WHEREAS, Utz Quality Foods, LLC, an indirect wholly owned subsidiary of the Company (“Utz”), previously issued [Insert Number] Phantom Units to Participant under the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (the “2018 LTIP”) pursuant to one or more Phantom Unit Award Agreements (the “Prior Agreement”);

WHEREAS, in connection with and contingent upon the occurrence of the closing under the Business Combination Agreement by and among the Company (formerly known as Collier Creek Holdings), Utz Brands Holdings, LLC (the parent company of Utz), Series U of UM Partners, LLC and Series R of UM Partners, LLC (the “Business Combination”), Utz amended and restated the 2018 LTIP into the Utz Quality Foods, LLC 2020 Long-Term Incentive Plan (the “Plan”) which constitutes a sub-plan under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan and provided each participant in the 2018 LTIP the opportunity to elect to convert his or her Phantom Units into Restricted Stock Units under the terms of the Plan;

WHEREAS, the Participant previously elected, contingent on the closing of the Business Combination, to convert his or her Phantom Units into Restricted Stock Units, and pursuant to that election has agreed to sign an award agreement with similar provisions to the Prior Agreement;

WHEREAS, a copy of the Plan has been furnished to the Participant and shall be deemed a part of this Agreement, as if fully set forth herein, and the terms capitalized but not defined herein shall have the meanings set forth in the Plan;

WHEREAS, the Participant and the Company desire to formally document in this Agreement the Restricted Stock Units issued upon the conversion of the Phantom Units and to terminate the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties, intending to be legally bound agree as follows:

1.             Number of Restricted Stock Units. Subject to the conditions set forth below and in the Plan, the Company hereby awards to the Participant, as a matter of separate inducement but not in lieu of any salary or other compensation for the Participant’s services for the Company, [Insert Number of Units] Restricted Stock Unit(s) (the “Award”) representing the number of Restricted Stock Units to which the Participant’s [vested]1 Phantom Units converted. The Participant agrees that the Prior Agreement is hereby terminated and of no further force or effect.

1 Note to Draft: Include for terminated employees.

2.             Vesting.

2.1              Vesting Schedule. Except as otherwise provided in this Section 2, the Award is credited to the Participant’s Account and is 100% vested under the terms of the Plan.

2.2              Forfeitures. Notwithstanding any other provision contained herein, the Participant’s Account shall be forfeited (including any amount that is or otherwise would be vested) upon the earliest to occur of (i) [the Participant’s employment is terminated by the Company for Cause or voluntarily by the Participant without the Company’s written consent other than for Good Reason; (ii)]2 the Participant violates any of the provisions of Section 5.1 or Section 5.2; [(iii)] the Participant would be in violation of any of the provisions of Section 5.2(a) if such provisions terminated thirty-six (36) months (rather than twelve (12) months) following the termination of the Participant’s employment for any reason; or [(iv)] as otherwise provided in the Plan with respect to the forfeiture of Restricted Stock Units.

3.             Payment of Account.

3.1              Payment of Vested Account. The Company shall pay the value of the Participant’s Account by the issuance of an equal number of shares of Class A common stock of Utz Brands, Inc. in one lump sum payment on the Payment Date. All payments shall be made in the form of Class A common stock of Utz Brands, Inc. [In addition to payment of the value of the Participant’s Account (the “Account Value”), the Company shall pay the Participant on the Payment Date an additional amount, either in the form of cash or additional shares of Class A common stock, as elected by the Company, as a tax “gross-up” (the “Gross-Up Payment”) such that the amount that the Participant retains after receipt of the Account Value and the Gross-Up Payment and payment of all local, state and federal taxes owed with respect to the receipt thereof (taking into account income and payroll taxes) is equal to the amount that the Participant would retain if the Participant receives the Account Value (but not the Gross-Up Payment) and the receipt of the Account Value is treated as long-term capital gain for income tax purposes. For purposes of the preceding calculation, the Participant shall be presumed to be subject to income tax at the highest marginal income tax bracket to which individuals are subject.]3

3.2              Payment Delay. Notwithstanding Section 3.1, to the extent permitted by Section 409A of the Code, payments will be delayed if making the payment on the Payment Date would jeopardize the ability of the Company to continue as a going concern. If payment is delayed, payment will be made during the first taxable year in which making the payment would not so jeopardize the Company, together with simple interest computed on the deferred amount at the applicable LIBOR rate of interest (or successor rate of interest if LIBOR is no longer reported) set forth in The Wall Street Journal plus five percent for the period of time from the date of the Distribution Event until the date of actual payment.

4.             Payment of Taxes. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the payment of the Participant’s Account, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation relating to the payment of the Participant’s Account by any of the following means, or by a combination of such means, to the extent permitted by applicable laws:

2 Note to Draft: Include for current employees.

3 Note to Draft: Include for awards subject to tax gross-up.

2

(a)                tendering to the Company a certified or official bank check or a wire transfer;

(b)               authorizing the Company to withhold shares of Class A common stock from the shares of Class A common stock otherwise issuable to the Participant as a result of the payment of the Participant’s Account; or

(c)               delivery of properly executed irrevocable instructions to a broker registered under the Exchange Act to promptly deliver to the Company the amount of proceeds required to satisfy the tax withholding obligations.

5.             Restrictive Covenants.

5.1            Non-Disclosure of Confidential Information.

(a)               The term “Confidential Information,” as used in this Agreement, shall mean all confidential and proprietary technical, business and financial information relating to the respective businesses of the Company and any of its affiliates (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by the Participant from third parties in connection with the Participant’s employment by any of the Companies subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include any information that is in the public domain other than as a result of breach by the Participant of this Agreement.

(b)               The Participant acknowledges and agrees that all Confidential Information known or obtained by the Participant, whether before or after the date hereof and regardless of whether the Participant participated in the discovery or development of such Confidential Information, is the property of one of the Companies. Except as expressly authorized in writing by the Company or as necessary to perform the Participant’s services while an employee of the Companies, the Participant agrees that the Participant will not, during or after the Participant’s employment with the Company or any affiliate of the Company, for any reason, directly or indirectly, duplicate, use, misappropriate, exploit, remove, copy or disclose to any person Confidential Information, unless such information is required to be produced by the Participant under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, the Participant shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

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5.2            Noncompetition; Nonsolicitation; Nondisparagement. As an inducement for the Company to enter into this Agreement and provide the potential benefits to the Participant available under this Agreement, the Participant agrees that:

(a)            During the entire period of the Participant’s employment with any of the Companies and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, the Participant shall not, directly or indirectly, for the Participant’s own account, or on behalf of, or together with, any other person (other than on behalf of the Companies) anywhere in any state of the United States or the District of Columbia:

(i)                 own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit the Participant’s name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 5.2(a)(i) for the Participant to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(ii)                contact, solicit, induce or attempt to induce any person who is or was, within the one-year period prior to termination of the Participant’s employment with any of the Companies, a customer, supplier or agent of any of the Companies or with which any of the Companies or the Participant had contact during the Participant’s employment with any of the Companies, to terminate their relationship with any of the Companies, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between any of the Companies and such customers, suppliers or agents; or

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(iii)                hire any person who is or was, within the one-year period prior to termination of the Participant’s employment with any of the Companies, an employee of any of the Companies; or contact, solicit, induce or attempt to induce any employee who is an employee of any of the Companies for the purpose of seeking to have such employee terminate his or her employment with any of the Companies.

(b)            The Participant will not, at any time during the entire period of the Participant’s employment with any of the Companies and for a period of twelve (12) months following the termination of the Participant’s employment for any reason, intentionally disparage any of the Companies or any of their respective directors, officers, managers, owners or employees.

5.3            Extension of Restrictions. To the fullest extent permitted by law, in the event of a breach by the Participant of any covenant set forth in Section 5.2, the term of such covenant will be extended by the period of the duration of such breach.

5.4            Acknowledgments by the Participant. The Participant acknowledges and agrees that: (a) the Participant has occupied or will occupy a position of trust and confidence with the Companies and has or will become familiar with Confidential Information; (b) the Confidential Information is of great value to the Companies; (c) the Company has required that the Participant make the covenants set forth in Section 5.1 and Section 5.2 as a condition to the execution by the Company of this Agreement; (d) the provisions of Section 5.1 and Section 5.2 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Companies; (e) the scope of the business of the Companies is independent of location (such that it is not practical to limit the restrictions contained in Section 5.2 to a specified county, city or part thereof); (f) the Companies would be irreparably damaged if the Participant were to breach the covenants set forth in Section 5.1 and Section 5.2; and (g) the potential benefits to the Participant available under this Agreement are sufficient to compensate the Participant fully and adequately for agreeing to the terms and restrictions of this Agreement.

5.5           Specific Performance. The Participant acknowledges and agrees that irreparable injury to the Companies will result in the event the Participant breaches any covenant or agreement contained in Section 5.1 or Section 5.2 and that any remedy at law for the breach of any such covenant will be inadequate. Therefore, if the Participant engages in any act in violation of any of the provisions of Section 5.1 or Section 5.2, the Participant agrees that the Companies shall be entitled, in addition to such other remedies and damages as may be available to them at law or under this Agreement, to temporary and permanent injunctive relief, without the necessity of proving actual damages, and without the necessity of posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such breach, which rights shall be cumulative and in addition to any other rights or remedies to which the Companies may be entitled. If the Participant violates Section 5.1 or Section 5.2, the Participant shall be liable to the Companies for any attorneys’ fees it incurs to enforce this Agreement, in addition to any other remedies that the Companies may have.

5.6           Assignment. Neither party may assign its rights or obligations under this Agreement except that the Participant agrees that the Company shall have the right to assign its rights under this Agreement to any one or more of its affiliates, to any entity that acquires a substantial part of the assets of the Company or one or more of its affiliates or to a successor by merger, consolidation or other corporate restructuring. The obligations of the Participant may not be delegated or assigned. Any attempted assignment in violation of this Section 5.6 shall be null and void.

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5.7            Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.2(a) is invalid or unenforceable, the parties agree that this Agreement shall be automatically modified to reduce the scope, duration, or area of the term or provision to its maximum allowable extent, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If any of the covenants set forth in Section 5.1 or Section 5.2 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Participant.

6.             Right of the Companies to Terminate Services. Nothing in this Agreement confers upon the Participant the right to continue in the employ or service of the Companies, or interfere in any way with the rights of the Companies to terminate the Participant’s employment or service relationship at any time.

7.             Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement, whether by an action to enforce specific performance or for damages for its breach or otherwise.

8.             No Liability for Good Faith Determinations. The Company and the members of the Committee or the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Award granted hereunder.

9.             No Guarantee of Interests. The Board and the Company do not guarantee the Account from loss or depreciation.

10.           Information Confidential. As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. The Company may disclose information regarding the Award as the Company deems necessary and proper.

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11.           Successors. This Agreement shall be binding upon the Participant, the Participant’s legal representatives, heirs, legatees, and distributees, and upon the Company, its successors, and assigns.

12.           Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

13.           Headings; Recitals. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof. The recitals set forth above hereby are incorporated by reference and made a part hereof as if fully rewritten herein.

14.           Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent preempted by federal law.

15.           Arbitration. Except as provided in Section 5 (relating to enforcement of restrictive covenants), any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association in Hanover, Pennsylvania (or such other location mutually agreed by the parties) and shall be conducted consistent with the rules, regulations, and requirements of the courts situated therein as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

16.           Amendment and Termination. This Agreement may be amended or terminated by the Company at any time; provided, that, no amendment or termination that adversely affects the Participant’s rights with respect to the value of the Participant’s Account shall be made without the Participant’s consent. No payment of benefits shall be made upon termination of the Plan unless the requirements of Section 409A of the Code have been met.

17.           No Waiver. The Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement.

18.           Section 409A. The Company intends that the Plan and this Agreement comply with the requirements of Section 409A of the Code to the extent applicable and they shall be operated and interpreted consistent with that intent.

19.           Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

20.           Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

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21.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22.           Acknowledgement; Release. The Participant acknowledges and agrees that: (a) the Participant is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Restricted Stock Units or value of the Account; (b) the Participant is not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with the Participant’s execution of this Agreement and the Participant’s receipt, and ultimate distribution, of the Award; and (c) in deciding to enter into this Agreement, the Participant is relying on the Participant’s own judgment and the judgment of the professionals of the Participant’s choice with whom the Participant has consulted. The Participant hereby releases, acquits, and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Participant’s execution of this Agreement and the Participant’s receipt of, and ultimate distribution with respect to, the Award.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UTZ BRANDS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

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